NEWS RELEASE

Southcross Energy             1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces Operations Update

DALLAS, Texas, January 29, 2015 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) today announced preliminary results regarding selected operations data during the fourth quarter of 2014.

Southcross experienced steady operations and continued growth of processed gas volumes and production of natural gas liquids (“NGLs”) during the fourth quarter of 2014 that were in line with its expectations. Processed gas volumes during the quarter averaged approximately 515,000 MMBtu/d, an increase of approximately 35% over third quarter 2014 volumes and 91% over fourth quarter 2013 volumes. The volume of NGLs fractionated during the quarter increased by approximately 23% over third quarter 2014 volumes and 51% over fourth quarter 2013 volumes.

Processed gas volumes increased steadily during the fourth quarter of 2014 with the addition of new gas supply contracts and the start-up of Southcross’ Webb Pipeline. Processed gas volumes averaged approximately 550,000 MMBtu/d during the month of December 2014.

“Our volumes continued their upward trajectory throughout the quarter,” said John Bonn, President and Chief Executive Officer of Southcross’ general partner. “Our operational performance is strong, and the multiple advantages of our integrated platform continue to attract new customers and new rich gas volumes onto our system.”

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2014 and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,000 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
InvestorRelations@southcrossenergy.com